SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15-A

             Certification and Notice of Termination of Registration
                 Under Section 12(g) of the Securities Exchange
                Act of 1934 or Suspension of Duty to File Reports
                       Under Sections 13 and 15(d) of the
                         Securities Exchange Act of 1934

                         Commission File Number 0-24467

           Mutual Benefit Chicago Marriott Suite Hotel Partners, L.P.
             (Exact name of registrant as specified in its charter)

             10400 Fernwood Road, Bethesda, MD 20817 (301) 380-2070
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                      Units of Limited Partnership Interest
            (Title of each class of securities covered by this Form)


(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12(g)-4(a)(1)(i)           (X)          Rule 12h-3(b)(1)(i)          ( )
Rule 12(g)-4(a)(1)(ii)          ( )          Rule 12h-3(b)(1)(ii)         ( )
Rule 12(g)-4(a)(2(i)            ( )          Rule 12h-3(b)(2)(i)          ( )
Rule 12(g)-4(a)(2)(ii)          ( )          Rule 12h-3(b)(2)(ii)         ( )
                                             Rule 15d-6                   ( )

Approximate number of holders of record as of the certification or notice date:-2-


     Pursuant to the requirements of the Securities Exchange Act of 1934, Mutual Benefit Chicago Marriott Suite Hotel Partners, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:       January 4, 1999
                                         By:      HMC Chicago LLC
                                                  General Partner

                                         By:      /s/ Christopher G. Townsend
                                                  Christopher G. Townsend
                                                  Vice President and Secretary